DELIVERY AND SAILING OF PLATINUM EXPLORER DRILLSHIP

HOUSTON, TX - 11/16/2010 - Vantage Drilling Company ("Vantage" or, the "Company") (AMEX: VTG-U) (AMEX: VTG) (AMEX: VTG-WS) is pleased to announce that it has taken delivery of the ultra-deepwater drillship, the Platinum Explorer, from Daewoo Shipbuilding and Marine Engineering Co. Ltd. in South Korea. The vessel has set sail from the shipyard in transit to India to commence a five year contract with Oil & Natural Gas Corporation Limited.

Paul Bragg, Chairman and Chief Executive Officer of Vantage, commented, "We have taken delivery of Platinum Explorer on time and budget, and have begun the maiden voyage to India to commence the contract there, starting around yearend. This is a huge milestone for Vantage, as we have now completed construction of the fleet orders that we acquired two years ago. Our jackups have enjoyed full utilization and high operating efficiency since commencement of operations. We are well prepared to start work with Platinum Explorer, and having her in service will result in more than doubling of our ongoing rig cashflows".

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and one ultra-deepwater drillship, the Platinum Explorer. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of nine owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.